Exhibit 99.1

UTSTARCOM ANNOUNCES DELAY IN FILING 2006 ANNUAL REPORT

Company Still Needs to Complete Analysis of Accounting
and Tax Impacts of Errors in Prior Stock Option Accounting

ALAMEDA, Calif., March 2, 2007 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced an expected delay in filing its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”). Because of time needed to analyze and compute the financial statement effects of the errors in measurement dates identified in the Governance Committee’s on-going review of the Company’s equity grant award practices, to prepare restated financial statements, and for audit by the Company’s independent registered public accounting firm, the Company did not file its 2006 10-K by the scheduled due date of March 1, 2007.

As previously communicated on February 1, 2007, the Governance Committee review found that in certain instances all actions that establish a measurement date under the requirements of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, had not occurred at the grant date, which had been used as the measurement date in accounting for Company stock option grants. A later date, when all such actions had taken place, should have been used as the measurement date for these stock options. The Audit Committee of the Company’s Board of Directors then determined, in consultation with and on the recommendation of the Company’s management, the effect of using incorrect measurement dates would require the Company to record material additional stock-based compensation charges in its previously issued financial statements. The Company therefore previously announced, based on preliminary information, its previously issued financial statements for the years 2000 through 2006, including interim periods within these fiscal years, should no longer be relied upon, and its estimate that the restatement may involve additional non-cash compensation and related charges of approximately $50 million.

UTStarcom Inc.
1275 Harbor Bay Parkway
Alameda, CA  94502

The Company has filed a notification of late filing (Form 12b-25) with the Securities and Exchange Commission, which reports (i) the Company will be unable to file its 2006 10-K by the required filing date and (ii) the Company does not currently anticipate the 2006 10-K will be filed on or before the fifteenth calendar day following the prescribed due date according to Rule 12b-25. The Company will file its restated financial statements as soon as practicable, but as is customary when required filings with the SEC are not timely made, it expects to receive a notice from Nasdaq concerning the possible delisting of its common stock.

This information is preliminary and is subject to changes that might result from completion of the Governance Committee’s investigation, management’s review of the findings of the Governance Committee, and audit by the Company’s independent registered public accounting firm, but it provides management’s best estimates based on available information.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, please visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

Information in this release regarding the status and determinations resulting from the Governance Committee’s independent review, the Audit Committee’s assessment of the results of that review, Company management’s estimate of the total amount of additional non-cash stock-based compensation charges that may be recognized, and the Company’s present expectations concerning the timing of filing the 2006 10-K with the SEC, as well as other expectations and beliefs, are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Governance Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the review of such conclusions by the Audit Committee, Company management, and the Company’s independent registered public accounting firm, and other risks detailed from time to time in the Company’s SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The investigation regarding timing of past stock option grants and other potentially related issues is ongoing, and the determinations of the Governance Committee, the Audit Committee and the Company’s management discussed in this release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation expense and other related additional charges to be recorded for previously awarded equity grants; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Company Contact

Chesha Kamieniecki

Director of Investor Relations
UTStarcom, Inc.
510.749.1560
ckamieniecki@utstar.com